EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

COLLEGIATE PACIFIC THIRD QUARTER OPERATING PROFITS RISE 146%

Collegiate Pacific (AMEX:BOO) today reported record net sales and income for its third quarter ended March 31, 2004.

     Highlights of the Quarter

--	Net Sales Rise 84% — $11.2m vs. $6.1m

--	Operating Profit Up 146% — $1.5m vs. $608k

--	Net Income Up 53% — $895,000 vs. $583,000 (2004 fully taxed — 2003 untaxed)

--	EPS of $.11 vs. $.10 Estimates on 83% Increase in Diluted Share Count

Earnings Conference Call, as previously announced, is scheduled for 9:30 AM CST today, May 11. Dial 800-299-9630. Enter Code 42681745 to listen and participate on the call.

In discussing the quarter, Michael Blumenfeld, CEO, stated, “The leverage derived from our organic growth rate of 27% in the quarter coupled with the recent acquisition of Tomark Sports created a very favorable operating environment. Sales of $11.2m exceeded estimates by approximately 12% and produced operating profit before taxes of $1.5m — 50% beyond previous estimates.

“We are particularly pleased to exhibit this degree of sales performance and operating leverage during our first quarter of integrating Tomark Sports while at the same time completing the Kesslers Team Sports acquisition. The Kesslers Team Sports transaction closed on April 1, 2004 and thus made no contributions to the third quarter. It is expected to be a strong contributor in the 4th quarter ending June 30, 2004.

Taxes and Capital Structure

“It is significant to note that Collegiate Pacific is reporting 2004 earnings on a fully taxed basis while 2003 benefited from the utilization of tax credits and therefore had little or no taxes. For comparative purposes, net income for the third quarter would have risen 155% if both periods reflected taxation at the same rate. Fully diluted EPS for Q3 would have been $.11 vs. $.08 had both Q3 2004 and Q3 2003 been taxed at the same rate — despite 83% more shares outstanding in the Q3 2004 period.

“The fully diluted share count of 7.96m shares for this period compares to 4.3m for the same period in 2003. This increase in shares outstanding is primarily the result of our stock price being substantially beyond the exercise price of our outstanding warrants ($5.00 per share), and to a lesser degree the shares issued in acquisitions, thereby causing them to be included in our current share calculations. As the proceeds from the exercise of our warrants are fully utilized ($20 million if all the warrants are exercised) we believe the new revenues and earnings will offset the increase in the share counts.

“As mentioned in previous reports, until the comparative periods relating to taxes and capital structure are near equal, we are suggesting that the evaluation of our progress be reviewed in comparing net sales; gross profit and operating profit before taxes for each quarter.

Margins and Seasonality

“As the gross margins for each of our acquired operations is different than Collegiate Pacific as a stand alone company, year over year gross margin comparisons will be less relevant in the coming quarters. We anticipate a sequential increase in consolidated margins from the 34-37% range to the 36-39% range over the next 12-24 months, as the gross margins of our acquired operations become more in-line with those of Collegiate Pacific’s core business. Tomark Sports, in its first quarter with Collegiate Pacific, exhibited a 600 basis point increase in its gross margins from where it had traditionally operated — primarily a result of integrating Collegiate Pacific proprietary goods into its product mix. Kesslers Team Sports will undergo a similar product integration in the coming quarters with improvements on a more graduated scale due to its size. In the short term our focus will be on operating profit margin expansion. We continue to target a more than 10% return on the operating line for FY05 starting July 1, 2004.

“Seasonality for the business will change somewhat due to the recently acquired properties. Historically we have reported the vast majority of our earnings in the Q3 and Q4 time frame. It is now anticipated that all four quarters will offer contributions to earnings.

Completion of Warrant Call

“The warrant call currently underway will conclude on May 20, 2004. As of the close of business on May 10, 2004, the Company has collected approximately $15 million through warrant exercise and conversion. If all warrants are exercised, Collegiate Pacific will have received approximately $20M in new capital since their issuance and, in doing so, have created a trading float more suitable for institutional investment. The market capitalization of Collegiate Pacific post the call will near $100M, which is a key metric for future institutional investments. Perhaps most importantly, the conclusion of this call will produce a cleaner capital structure with clearer visibility regarding weighted shares outstanding. We believe the combination of these elements may yield trading activity more reflective of the companies’ current and anticipated performance.

Outlook

“We remain comfortable with Q42004 and FY2005 guidance as previously released. Additionally, the Company maintains a pipeline of potential acquisition targets and is in the process of reviewing a number of opportunities. We remain committed to engaging in only those transactions that will be accretive to earnings in the first cycle of ownership. While year over year growth from $25M to an estimated $76M in FY2005 is gratifying progress, we view this run rate as a platform from which to launch a series of organically generated and externally driven projects. Our intent remains to become the most dominant supplier of team sports products to institutions in the United States.”

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Net sales	$11,153,919	$6,071,820	$21,365,956	$14,346,778
Cost of sales	7,014,007	3,726,145	13,458,203	8,953,818

Gross profit	4,139,912	2,345,675	7,907,753	5,392,960
Selling, general, and administrative expenses	2,641,703	1,738,007	6,259,890	4,704,436

Operating profit	1,498,209	607,668	1,647,863	688,524
Other income (expense):
Interest income	6,210	—	15,484	—
Interest expense	(4,823)	(25,729)	(28,684)	(61,572)
Other	1,435	826	2,430	3,922

Income before income taxes	1,501,031	582,765	1,637,093	630,874
Provision for income tax	606,336	—	676,330	—

Net income	$894,695	$582,765	$960,763	$630,874

Net income per share common stock — basic	$0.14	$0.14	$0.18	$0.15

Net income per share common stock — diluted	$0.11	$0.13	$0.14	$0.13

Weighted average number of shares outstanding:
Basic	6,516,430	4,223,684	5,474,477	4,226,359

Diluted	7,957,793	4,349,377	6,909,524	4,734,478

CONTACT: Collegiate Pacific, Dallas Adam Blumenfeld, 972-243-0879

SOURCE: Collegiate Pacific, Inc.